EXHIBIT 3(ii)a
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                             AMERICAN BRANDS, INC.

                                BY-LAW AMENDMENT

                          ADOPTED ON FEBRUARY 27, 1996

                          EFFECTIVE FEBRUARY 27, 1996


Article I, Section 1 was amended to read in its entirety as follows:


         Section 1. The number of directors constituting the entire Board of Directors of the Company shall be fixed at twelve. The number of the directors may be altered by amendment of these By-laws, which amendment may be adopted at any regular or special meeting of the Board of Directors by the affirmative vote of at least two-thirds of all the directors then in office.